Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Formation
Fermi Services LLC	Texas
Fermi Gas 1 LLC	Texas
Fermi Nuclear LLC	Texas
Fermi SPE LLC	Delaware
Fermi Equipment Holdco LLC	Delaware
Firebird Equipment Holdco LLC	Delaware